Prospectus Supplement No. 3                     Filed Pursuant to Rule 424(b)(3)
dated January 31, 2001                                    SEC File No. 333-49092
(To Prospectus dated November 24, 2000)


                               RADISYS CORPORATION
                                  $100,000,000

  5 1/2% Convertible Subordinated Notes Due 2007 and the Common Stock Issuable
                          upon Conversion of the Notes

          This is a supplement to the Prospectus dated November 24, 2000 (File No. 333-49092), as previously supplemented by Prospectus Supplement No. 1 dated December 14, 2000 and Prospectus Supplement No. 2 dated December 28, 2000, filed by RadiSys Corporation. All references to the Prospectus in this Prospectus Supplement No. 3 refer to the Prospectus as supplemented. Any cross references in this Prospectus Supplement No. 3 refer to portions of the Prospectus.

          The purpose of this Prospectus Supplement No. 3 is to supplement the information set forth in the Prospectus regarding the selling securityholders. The table below includes for each additional selling securityholder:

          o    its name;
          o    principal amount of notes beneficially owned as of January 23,
               2001 that may be offered and sold using the Prospectus;
          o    principal amount of notes beneficially owned as of January 23,
               2001 shown as a percentage of notes outstanding;
          o number of shares of the underlying common stock that may be offered and sold using the Prospectus; and
          o number of shares of RadiSys common stock beneficially owned shown as a percentage of RadiSys common stock outstanding.

         All of the information regarding beneficial ownership set forth below was furnished to us by the selling securityholders named below. The aggregate principal amount of notes shown to be beneficially owned by the additional selling securityholders named below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named in the table contained in the Prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933 since the dates as of which the selling securityholders named in the Prospectus provided to us the information regarding their notes.

                                         Principal                         Number of
                                         amount of                         shares of
                                           notes                             common       Percentage of
                                       beneficially       Percentage of    stock that         common
                                        owned that            notes          may be           stock
Name of selling securityholder         may be sold        outstanding(1)     sold(2)     outstanding(3)
--------------------------------     -----------------    -------------    ----------    --------------
Pioneer U.S. High Yield Fund PLC      $    30,000              *                 442           *
Pioneer High Yield VCT Portfolio      $   300,000              *               4,424           *
Pioneer High Yield Fund               $ 1,970,000             8.14%           29,054           *
Pioneer Fund - U.S. High Yield        $ 3,200,000             3.2%            47,194           *
Corporate Bond Sub-Fund

---------------
*Less than 1%

(1) With respect to each selling securityholder named above, all notes beneficially owned by the selling securityholder, regardless of whether such notes are indicated in the table above as notes that may be offered and sold using this Prospectus, are shown as a percentage of notes outstanding. Except for Pioneer U.S. High Yield Fund PLC and Pioneer High Yield Fund, the selling securityholders named above do not beneficially own any notes other than those indicated above. In addition to the principal amount of notes indicated above, Pioneer U.S. High Yield Fund PLC beneficially owns notes in the principal amount of $65,000, and Pioneer High Yield Fund beneficially owns notes in the principal amount of $6,170,000. These additional notes (the "Additional Notes") were acquired by Pioneer U.S. High Yield Fund PLC and Pioneer High Yield Fund directly or indirectly from one or more other selling securityholders named in the Prospectus and have been registered for resale under the Securities Act of 1933.

(2) Assumes conversion of all of the holder's notes that may be offered and sold using this Prospectus at a conversion price of $67.8038 per share of common stock. This conversion price, however, will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 17,367,630 shares of common stock outstanding as of January 26, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular holder's notes. We did not assume, however, the conversion of any other holder's notes. Except for Pioneer U.S. High Yield Fund PLC and Pioneer High Yield Fund, the selling securityholders named above do not beneficially own any of our common stock other than the common stock issuable upon conversion of the notes indicated above. In addition to the common stock issuable upon conversion of the notes indicated above, Pioneer U.S. High Yield Fund PLC beneficially owns 958 shares of our common stock issuable upon conversion of its Additional Notes, and Pioneer High Yield Fund beneficially owns 90,997 shares of our common stock issuable upon conversion of its Additional Notes.

          The selling securityholders named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date as of which the information in the above table was supplied to us.



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

Information about the selling securityholders named above may change over time. Any changed information will be set forth in prospectus supplements, if required.

         Because the selling securityholders named above may offer some or all of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of this offering. See "Plan of Distribution."

        The date of this Prospectus Supplement No. 3 is January 31, 2001.
































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